UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 6, 2006
WINTRUST FINANCIAL CORPORATION
(Exact name of registrant as specified in its charter)

Illinois (State or other jurisdiction of Incorporation	0-21923 (Commission File Number)	36-3873352 (I.R.S. Employer Identification No.)

727 North Bank Lane Lake Forest, Illinois (Address of principal executive offices)	60045 (Zip Code)
Registrant’s telephone number, including area code (847) 615-4096
Not Applicable
(Former name or former address, if changed since last year)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.      Entry into a Material Definitive Agreement.
     On June 6, 2006, Thomas P. Zidar was appointed as the Executive Vice President and Market Head of Wealth Management at Wintrust Financial Corporation (the “Company”) and Chairman of the Wayne Hummer Companies, which are subsidiaries of the Company. From 1997 until January 2006, Mr. Zidar held several positions with increasing responsibility at ABN AMRO/LaSalle Bank Corporation, a commercial bank offering a full range of banking services to consumers, businesses and financial customers. In January 2004, Mr. Zidar became an Executive Vice President in the Personal Finance Services group of LaSalle Bank Corporation and, in September of 2005, he was elected Chairman of LaSalle Financial Services. In his most recent position with the Personal Finance Service group, Mr. Zidar headed five different business units including business banking, retail mortgage and pilot branches. From January 2002 until May 2005, Mr. Zidar served as President and Chief Executive Officer of ABN AMRO Financial Services in Chicago, Illinois and Troy, Michigan. While serving in that position, Mr. Zidar managed the U.S. retail investment and insurance businesses for ABN AMRO, LaSalle Bank and Standard Federal Bank. Prior to that, Mr. Zidar served as Senior Vice President, Integration Management of ABN AMRO, in Troy, Michigan. In this position, Mr. Zidar managed a team to complete an acquisition that, at the time, resulted in the largest bank in Michigan in terms of deposits and branches.
     The Company entered into an employment agreement with Mr. Zidar on June 6, 2006 for Mr. Zidar to serve as the Company’s Executive Vice President and Market Head of Wealth Management. The terms of Mr. Zidar’s employment agreement are substantially the same as those contained in the Employment Agreement entered into between the Company and David L. Stoehr, Executive Vice President and Chief Financial Officer, filed as Exhibit 10.23 to the Company’s Form 10-K for the year ending December 31, 2004, which is incorporated by reference herein. The employment agreement provides for an initial three-year term to be automatically extended for successive one-year terms unless 60 days prior written notice of termination is given by either party. The agreement provides for a base salary in such amount as may from time to time be agreed upon by the Company and Mr. Zidar, which is initially set at $300,000 a year. In addition to his base salary, Mr. Zidar is eligible to receive a cash bonus as determined by the Company’s Compensation Committee of the Board of Directors. Mr. Zidar also will be eligible to participate in the Company’s 1997 Stock Incentive Plan. Mr. Zidar will be permitted to participate in any benefit plans that are generally available to employees of the Company. If Mr. Zidar’s employment is terminated for any reason, Mr. Zidar or, in the case of his death, his beneficiary would be entitled to receive, within 30 days of such termination, an amount equal to any earned but unpaid base salary and earned but unpaid vacation pay.
     Under the agreement, if Mr. Zidar’s employment is terminated (1) without “cause” or Mr. Zidar is “constructively terminated” (each as defined in the agreement) or (2) by reason of death or disability, then, in each case, Mr. Zidar is entitled to severance compensation equal to two times the sum of his then current base salary plus an amount equal to any cash and/or stock bonus paid or awarded to Mr. Zidar during the twelve-month period prior to such termination, as well as certain other benefits. This severance compensation is payable over a two year period, except if termination is due to Mr. Zidar’s death, in which case it is payable in a lump sum within 30 days of his death, and all such severance payments are subject to reduction for income earned by Mr. Zidar or life and disability insurance received by Mr. Zidar or his beneficiaries. Additionally, if Mr. Zidar is terminated without cause, is constructively terminated or is terminated within eighteen months of a “change in control” (as defined in the agreement), he is entitled to receive, in a lump sum within 30 days of such termination, the pro rated portion of his annual performance bonus for the year in which such termination occurs.

     If within eighteen months of a “change in control” (as defined in the agreement) Mr. Zidar’s employment is terminated without “cause” or Mr. Zidar is “constructively terminated” (both as defined in the agreement), Mr. Zidar shall be entitled to receive, in a lump sum within 30 days of such termination, the same severance benefit he would be entitled to if his employment was terminated without “cause,” as described in the previous paragraph. Under certain circumstances, the Company may reduce the severance benefits payable to Mr. Zidar following a change in control by reducing such benefit so that it is not deemed an “excess parachute payments” under Internal Revenue Code Section 4999, as defined in Code Section 280G.
     Mr. Zidar is subject to certain nonsolicitation and noncompetition requirements for up to two years from the date on which Mr. Zidar ceases to be an employee of the Company. Additionally, the agreement contains a confidentiality provision that continues indefinitely.
     In connection with Mr. Zidar joining the Company, he was granted a signing bonus of $50,000 and 7,000 restricted shares, which vest equally on the five subsequent anniversary dates of the entry into Mr. Zidar’s employment agreement. The other terms of Mr. Zidar’s restricted stock grant are the same as those contained in the Form of Restricted Stock Award, filed as Exhibit 10.31 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, which is incorporated by reference herein.
     A copy of the press release announcing Mr. Zidar’s appointment is attached as Exhibit 99.1 to this Current Report on Form 8-K.
Item 9.01.      Financial Statements and Exhibits.
(c) Exhibits.

Exhibit No.	Description

99.1	Press Release – Thomas P. Zidar

Signature
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WINTRUST FINANCIAL CORPORATION (Registrant)
By:	/s/ David A. Dykstra
David A. Dykstra
Senior Executive Vice President and Chief Operating Officer

Date: June 12, 2006

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release – Thomas P. Zidar